EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

November 4, 2026 – subject to review and signature by Fruci & Associates II, PLLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in Amendment No. 1 to the Registration Statement on Form 10 (File No. 001-43172) of Biointra, Corp. of our report dated November 4, 2026, relating to the consolidated balance sheets of Biointra, Corp. (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows for the year ended December 31, 2025 and for the period from May 8, 2024 (inception) to December 31, 2024, and the related notes. Our report includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC

PCAOB ID No. 5525

Spokane, Washington

November 4, 2026